Exhibit 99.1

ADAPTIVE MEDIAS, INC. ANNOUNCES AGREEMENT TO RAISE $5.2 MILLION IN PRIVATE PLACEMENT

Capital Infusion Strengthens Balance Sheet and Funds Plans to Capitalize on Rapidly Expanding Market Opportunity

IRVINE, CA – September 15, 2014 – Adaptive Medias, Inc. (ADTM), a leader in programmatic advertising across mobile, video and online display, announced today that it has closed private placements with two institutional investors. The Company has agreed to sell an aggregate of 2.13 million shares of its common stock at $2.25 per share, for total gross proceeds of $5.2 million.

The Company intends to use the aggregate net proceeds from the transaction to aggressively expand their customer acquisition through accelerated sales and marketing efforts, as well as for other general corporate purposes.

Qayed Shareef, Chief Executive Officer of Adaptive Medias, Inc., stated, “We have been fortunate enough to have consistent financial support from our investors. This is a clear vote of confidence in our platform and strategy. As a company we are now positioned financially and technically for explosive growth. This new capital will allow us to aggressively take our end-to-end multi-screen video solution to market. We have the proven technology and infrastructure to become a leader in the highly fragmented digital video and mobile space.”

Mr. Shareef added, “Our timing couldn’t be better. Mobile video consumption is growing at an estimated 40% year over year. With the clear movement of users to a multi-screen approach, publishers are struggling with multiple vendors to meet this demand. Our single source solution addresses their concerns and allows them to maximize this shifting trend in usage.”

For more information about Adaptive Media, please visit www.adaptivem.com.

Facebook® is a registered trademark of Facebook Inc.

About Adaptive Media

Adaptive Media is a programmatic audience and content monetization provider for website owners, app developers and video publishers who want to more effectively optimize content through advertising. The Company provides a foundation for publishers and developers looking to engage brand advertisers through a multi-channel approach that delivers integrated, engaging and impactful ads across multiple devices. Adaptive Media meets the needs of its publishers with an emphasis on maintaining user experience, while delivering timely and relevant ads through its multi-channel ad delivery and content platform. For more information, please visit www.adaptivem.com. Also, follow us on Twitter at @adaptive_m.

Safe Harbor Statement:

This Press Release may contain certain forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Adaptive Medias, Inc. has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect Adaptive Medias' current beliefs and are based on information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause Adaptive Medias' actual results, performance or achievements to differ materially from those expressed in or implied by such statements. Adaptive Medias undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information contained in this Press Release including such forward-looking statements.

For Further Information

Adaptive Media Investor Relations:

Casey Stegman

Stonegate, Inc.

Phone: (972) 850-2001

Email: casey@stonegateinc.com